Exhibit 99.2

Dynavax Key Partners, Vendors, and Customers Letter

To: Partners / Vendors / Customers

From:

Subject: Sanofi to Acquire Dynavax

Today, we announced that we have entered into an agreement to be acquired by Sanofi. A press release announcing the news is available here: https://investors.dynavax.com/news-releases/news-release-details/sanofi-acquire-dynavax-adding-marketed-adult-hepatitis-b-vaccine.

This acquisition aligns with Sanofi’s strategic ambition to shape the future of immunization. Dynavax further strengthens Sanofi’s adult vaccination portfolio with a commercial hepatitis B adult vaccine and promising shingles vaccine candidate, addressing significant unmet public health needs. We believe Sanofi’s commercial reach, development capabilities, and commitment to evidence-based immunization will amplify the opportunity for HEPLISAV-B and our innovative pipeline to address important public health needs, further advancing our mission to help protect the world against infectious disease.

For the time being, the transaction is expected to have no impact on our relationship with you, including any previously disclosed timelines.

Until the transaction closes, which we expect in the first quarter of 2026, we will continue to operate as a separate, standalone business, and our operations will continue unaffected by the proposed acquisition by Sanofi. As we progress toward closing the transaction, we are committed to providing updates when we have additional information to share. In the meantime, if you have any questions about this news and would like to discuss further, please do not hesitate to reach out to your normal Dynavax point of contact directly.

We are incredibly grateful to you for being a part of Dynavax’s journey.

Sincerely,

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant. For more information about Dynavax’s marketed products and development pipeline, visit www.dynavax.com.

Dynavax Note Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this press release, other than purely historical information, including statements relating to the sale of Dynavax and any statements relating to Dynavax’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of December 23, 2025 by and among Dynavax, Samba Merger Sub, Inc., and Sanofi (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement, including the time and benefits thereof, and the possibility of any termination of the Merger Agreement; potential effect of the merger on Dynavax’s clinical pipeline, market share and beliefs that hepatitis B and shingles represent significant adult vaccination opportunities and important public health needs, and other statements that are not historical facts. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements because of risks associated with uncertainties which include, without limitation, risks related to the timing of the tender offer and the subsequent merger; whether sufficient stockholders of Dynavax will tender their shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; risks associated with acquisitions, such as the risk that the effects of disruption from the transactions of Dynavax’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; as well as other risks related to Dynavax’s businesses detailed in Dynavax’s public filings with the SEC from time to time, including the most recent Annual Reports on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The reader is cautioned not to unduly rely on these forward-looking statements. Dynavax expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information for US Shareholders and Where to Find It

The tender offer for the outstanding shares of Dynavax common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dynavax, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file tender offer materials on Schedule TO, and Dynavax will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF DYNAVAX ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT DYNAVAX STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Dynavax at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free on Dynavax’s website at https://investors.dynavax.com/sec-filings.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Dynavax files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Dynavax at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Dynavax’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.